EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE

ACCO BRANDS SELLS GBC – FORDIGRAPH TO NEOPOST
• Retains major businesses in Australia
• Reiterates 2011 sales and EPS guidance for continuing operations
• 2011 targeted free cash flow now expected to be $100-110 million

LINCOLNSHIRE, ILLINOIS, June 14, 2011 – ACCO Brands Corporation (NYSE: ABD), a world leader in office products, announced today that it has sold its GBC – Fordigraph Pty Ltd subsidiary, based in Sydney, Australia, to The Neopost Group, based in Paris, France.  GBC – Fordigraph has been the exclusive distributor of Neopost products in Australia for almost twenty years.

Neopost intends to retain the existing management staff and employees of GBC – Fordigraph and will be the exclusive direct sales channel distributor for select GBC® print finishing products in Australia.  GBC – Fordigraph employs approximately 175 people.

The sale of GBC – Fordigraph will have no impact on ACCO Australia or the company's Pelikan Artline joint-venture, which are ACCO Brands’ two larger businesses servicing resale channels in Australia.

GBC – Fordigraph had revenues of approximately US$46 million, operating income from continuing operations of approximately US$5 million and earnings of approximately US$4 million (or $0.07 per share), for the year ended December 31, 2010.   The company will account for GBC – Fordigraph as a discontinued operation.  The reclassification to discontinued operations will reduce ACCO Brands’ previously reported full-year 2010 revenue, operating income from continuing operations and earnings accordingly. The reclassification to discontinued operations will reduce ACCO Brands’ previously reported second quarter 2010 revenue, operating income from continuing operations, and earnings  by approximately $11 million, $1 million and $1 million (or $0.02 per share), respectively.

The company intends to file a Form 8K by June 30, 2011, that restates company financial results through the first quarter of 2011 reflecting the reclassification of GBC – Fordigraph to discontinued operations.

Adjusting for the impact of the divested business, the company is reiterating its full year 2011 sales and earnings guidance for the continuing operations.  The company expects sales from continuing operations to increase between 2-4%, before the effects of foreign currency, and diluted earnings per share from continuing operations, excluding the gain on disposal, to grow between 20% and 30%, on a normalized 30% tax rate basis.

Including gross proceeds from the sale, the company is increasing its 2011 free cash flow target (after interest, taxes and capital expenditures) to $100-110 million, up from $50-60 million.

About GBC – Fordigraph

GBC – Fordigraph, doing business as GBC Australia, is the recognized Australian market leader for document finishing and business mailing solutions with a reputation for quality, reliability and service. GBC Australia provides equipment, supplies and service for document binding, laminating, printing, shredding and mail processing. This comprehensive product range provides solutions to business, commercial, education, and government users within the Australian market.

About ACCO Brands

ACCO Brands Corporation is a world leader in office products. Its industry-leading brands include Day-Timer®, Swingline®, Kensington®, Quartet®, GBC®, Rexel, NOBO, Derwent, Marbig and Wilson Jones®, among others.

About Neopost

Neopost is the European leader and number-two world-wide supplier of mailing solutions.  It has a direct presence in 18 countries, with 5,500 employees and annual sales of €966 million in 2010.  Its products and services are sold in more than 90 countries, and the group is a key player in the markets for mailroom equipment and logistics solutions.

Neopost supplies technologically advanced solutions for franking, folding/inserting and addressing as well as logistics management and traceability.  Neopost also offers a full range of services, including consultancy, maintenance and financing solutions.

Neopost is listed in the A compartment of Euronext Paris.

Non-GAAP Financial Measures

“Free cash flow” and earnings using a “normalized” tax rate are non-GAAP measures. There could be limitations associated with the use of non-GAAP financial measures as compared to the use of the most directly comparable GAAP financial measure. Management uses the adjusted measures to determine the returns generated by its operating segments and to evaluate and identify cost-reduction initiatives. Management believes these measures provide investors with helpful supplemental information regarding the underlying performance of the company from year to year. These measures may be inconsistent with measures presented by other companies.

Forward-Looking Statements

This press release contains statements which may constitute "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to certain risks and uncertainties, are made as of the date hereof and the company assumes no obligation to update them.
ACCO Brands' ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Because actual results may differ from those predicted by such forward-looking statements, you should not place undue reliance on them when deciding to buy, sell or hold the company’s securities.  Among the factors that could cause our plans, actions and results to differ materially from current expectations are: unanticipated impacts on our business following our sale of GBC – Fordigraph;  fluctuations in the cost and availability of raw materials; competition within the markets in which the company operates; the effects of both general and extraordinary economic, political and social conditions, including continued volatility and disruption in the capital and credit markets; the effect of consolidation in the office products industry; the liquidity and solvency of our major customers; our continued ability to access the capital and credit markets; the dependence of the company on certain suppliers of manufactured products; the risk that targeted cost savings and synergies from previous business combinations may not be fully realized or take longer to realize than expected; future goodwill and/or impairment charges; foreign exchange rate fluctuations; the development, introduction and acceptance of new products; the degree to which higher raw material costs, and freight and distribution costs, can be passed on to customers through selling price increases and the effect on sales volumes as a result thereof; increases in health care, pension and other employee welfare costs; as well as other risks and uncertainties detailed in the company’s Annual Report on Form 10-K for the year ended December 31, 2010, under Item 1A, “Risk Factors,” and in the company's other SEC filings.

For further information:

Rich Nelson
Media Relations
(847) 484-3030

Jennifer Rice
Investor Relations
(847) 484-3020